EXHIBIT 10.9

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933.

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

CHILDREN’S MEDICAL CENTER CORPORATION

AND

FATE THERAPEUTICS, INC.

XIII.	Term and Termination	38

XIV.	Payments, Notices and Other Communications	41

XV.	General Provisions	42

Appendix 1	Patent Rights

Appendix 2	Ex Vivo Development Plan

Appendix 3	In Vivo Development Plan

Appendix 4	Fate Therapeutics, Inc. Capitalization Table

EXCLUSIVE LICENSE AGREEMENT

This Agreement is made and entered into as of the date last written below (the “Effective Date”), by and between CHILDREN’S MEDICAL CENTER CORPORATION, a charitable corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 300 Longwood Avenue, Boston, Massachusetts, 02115, U.S.A. (hereinafter referred to as “CMCC”), and FATE THERAPEUTICS, INC., a business corporation organized and existing under the laws of the state of Delaware and having its principal office at 10931 N. Torrey Pines Rd, Suite 107, La Jolla, CA 92037, U.S.A. (hereinafter referred to as “Licensee”).

WHEREAS, CMCC is the co-owner with General Hospital Corporation d/b/a Massachusetts General Hospital (“MGH”) of certain Patent Rights (as that term shall be defined hereafter); and MGH and CMCC have signed a Joint Invention Agreement for dated May 12, 2009, that appoints CMCC as the exclusive agent for licensing such Patent Rights; and CMCC has the right to grant exclusive licenses under the Patent Rights, subject only to a royalty-free, nonexclusive license granted to the United States Government for those inventions and ensuing patents developed with U.S. Government funding, and certain laws and regulations relating to Federally-funded projects and institutions;

WHEREAS, in furtherance of its charitable and research missions and those laws and regulations, CMCC desires to have the Patent Rights utilized to promote the public interest and to further that goal is willing to grant a license to Licensee on the terms and conditions described herein;

WHEREAS, Licensee has represented to CMCC that Licensee is ready, willing and able to engage in the commercial development, production, manufacture, marketing and sale of Licensed Products (as that term shall be defined hereafter) and/or the use of Licensed Processes (as that term shall be defined hereafter) and that it will implement a diligent development program as described in this Agreement;

WHEREAS, Dr. Leonard Zon, an inventor of this technology, and an employee of the Howard Hughes Medical Institute (“HHMI”) doing research at the HHMI laboratory at the Children’s Hospital Boston, currently holds an Investigational New Drug application (“ZON IND” as that term is defined below) titled “A Phase I Study of Reduced Intensity, Sequential Double Umbilical Cord Blood Transplantation Using Ex-Vivo 16,16 Dimethyl-Prostaglandin E2 Expanded Umbilical Cord Blood Units”, reference number IND# BB-IND 13721, and Licensee plans to support clinical trials under such ZON IND; and

WHEREAS, Licensee desires to obtain an exclusive license, within a designated territory and for a prescribed field of use, relating to certain licensed products and processes within the scope of the Patent Rights, subject to the terms and conditions of this Agreement, all as provided below;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

For the purpose of this Agreement, the following words and phrases shall have the meanings set forth below:

A.	“Affiliate” shall mean any company or other legal entity actually controlling, controlled by or under common control with Licensee. For purposes of the definition of “Affiliate” the term “control” shall mean: (i) in the case of an entity, the ability to effect the election of a majority of the directors, or direct or indirect ownership of greater than fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors of that entity; (ii) in the case of a partnership, the power customarily held by a managing partner to direct the management and policies of such partnership, provided that such power is actively exercised; or (iii) in the case of a joint venture, whether in corporate, partnership or other legal form, an equal or prevailing joint economic interest coupled with a managerial role entailing active direction, control and accountability with respect to the business and affairs of the entity.

B.	“Combination Product(s) or Process(es)” shall mean a product or process that includes a Licensed Product or Licensed Process sold in combination with another component(s), the manufacture, use or sale of which component(s) by an unlicensed party would not constitute an infringement of a Patent Right claim pending or issued, valid, enforceable and unexpired.

C.	“Ex Vivo Therapy” shall mean treating a population of cells with a Licensed Product or Licensed Process to introduce or reintroduce such cells into a human subject.

D.	“Field of Use” shall mean all fields of use.

E.	“First Commercial Sale” shall mean, with respect to each country: (i) the first sale of any Licensed Product or Licensed Process by Licensee or any Sublicensee, following approval of such Licensed Product’s or Licensed Process’s marketing by the appropriate governmental agency, if any such approval is necessary, for the country in which the sale is to be made; or (ii) when governmental approval is not required, the first sale in that country of the Licensed Product or Licensed Process.

F.	“ZON IND” shall mean the investigational new drug application titled “A Phase I Study of Reduced Intensity, Sequential Double Umbilical Cord Blood Transplantation Using Ex-Vivo 16,16 Dimethyl-Prostaglandin E2 Expanded Umbilical Cord Blood Units”, reference number IND# BB-IND 13721.

G.	“In Vivo Therapy” shall mean direct administration to a human subject of a Licensed Product(s) or Licensed Process, and shall not include Ex Vivo Therapy.

H.	“Licensed Product” shall mean any product or part thereof in the Field of Use:

1.	The manufacture, use or sale of which would infringe any one of the issued, valid, enforceable, unexpired claim(s) or any one of the pending claim(s) contained in the Patent Rights in any country within the Territory. A claim of any issued, unexpired Patent Right shall be presumed to be valid and enforceable unless and until it has been held to be invalid or unenforceable by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken; or

2.	The manufacture or use of which uses a “Licensed Process” as that term shall be defined hereafter; or

3.	Is a Licensed Process.

I.	“Licensed Process(es)” shall mean any process(es) that would infringe any one of the issued, valid, enforceable, unexpired claim(s) or any one of the pending claim(s) contained in the Patent Rights in any country in the Territory. A claim of any issued, unexpired Patent Right shall be presumed to be valid and enforceable unless and until it has been held to be invalid or unenforceable by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

J.	“Licensee” shall mean Licensee, and successors and assignees permitted by this Agreement (including Affiliates where they are assignees permitted by this Agreement).

K.	“Net Sales” shall mean the gross sales price invoiced for sales, leases, or other transfers of Licensed Products received by Licensee, its Affiliates, or its Sublicensees for any Licensed Products to a final customer who will be an end user of the Licensed Product and is not an Affiliate or Sublicensee, less (to the extent appropriately documented) the following amounts:

(a)	credits and allowances for price adjustment, rejection, or return of Licensed Products previously sold;

(b)	rebates, quantity and cash discounts to purchasers allowed and taken;

(c)	amounts for third party transportation, insurance, handling or shipping charges to purchasers;

(d)	taxes, duties and other governmental charges levied on or measured by the sale of Licensed Products, whether absorbed by Licensee or paid by the purchaser so long as Licensee’s price is reduced thereby, but not franchise or income taxes of any kind whatsoever; and

(e)	for any sale in which the United States government, on the basis of its royalty-free license pursuant to 35 USC Sec. 202(c) to any Patent Right, requires that the gross sales price of any Licensed Product subject to such Patent Right, be reduced by the amount of such royalty owed CMCC, the amount of such royalty.

Net Sales also includes the fair market value of any non-cash consideration received by Licensee, its Affiliates or its Sublicensees for the sale, lease, or transfer of Licensed Products. Transfer of a Licensed Product within Licensee or between Licensee and an Affiliate or between Licensee and a Sublicensee for sale by the transferee shall not be considered a Net Sale for purposes of ascertaining royalty charges. In such circumstances, the gross sales price and resulting Net Sales price shall be based upon the sale of the Licensed Product by the transferee.

L.

“Non-Royalty Sublicensing Income” shall mean any payments or other consideration that Licensee or any of its Affiliates receives (subject to permitted exclusions as set forth below) other than amounts received on account of Net Sales (i.e., excluding royalty or profit share amounts based on Net Sales) in consideration of a sublicense under this Agreement (including any fees or consideration for the grant of an option to obtain a sublicense), including without limitation license fees, milestone payments and license maintenance fees, but specifically excluding: (a) payments specifically committed to cover costs to be actually incurred by Licensee (including equipment purchases, manufacturing costs, and full-time equivalent personnel actually provided by Licensee or its Affiliates) in the research and development and commercialization of Licensed Products which are the subject matter of the sublicense under this Agreement, (b) reimbursement of payments paid by Licensee for payments under Article IV Royalties, Milestones, Equity and Other Payments hereunder, (c) loans or other debt obligations (any amounts of which are forgiven shall be deemed Non-Royalty Sublicensing Income), (d) amounts received from any third party for the purchase of equity at fair market value (where any amounts paid in excess of fair market value shall be deemed Non-Royalty Sublicensing Income), and (e) payments to reimburse future out-of-pocket patent prosecution, defense, enforcement costs and maintenance and/or other related expenses up to the amount of the actual cost incurred by Licensee in connection with the Patent Rights contractually committed by Sublicensee. To the extent that rights or obligations other than the Patent Rights are sublicensed by Licensee and/or its Affiliates, any income received will be equitably apportioned between those Patent Rights and those other rights and obligations for purposes of calculating the amounts owed CMCC pursuant to Non-Royalty Sublicensing Income. The parties shall determine the apportionment in good-faith negotiations, and Licensee shall provide reasonable documentation to CMCC in support of such apportionment. In the event CMCC disagrees with the determination made by Licensee, CMCC shall so notify Licensee within thirty (30) days of receipt of Licensee’s report and the parties shall meet to discuss and resolve such disagreement in good faith.

M.

“Patent Rights” shall mean all of the following intellectual property which CMCC owns, CMCC and MGH co-own, or CMCC has rights to during the Term of this Agreement as hereafter defined as: (i) the United States patent applications listed in Appendix 1 incorporated herein, and any patents issuing on the foregoing patent applications; (ii) all divisionals, continuations, reissues, reexaminations, substitutions, or extensions of such patent applications listed in Appendix 1, and any patents issuing therefrom; (iii) claims of continuation-in-part applications and continuation-in-part patents directed to subject matter specifically described in the patent applications listed in Appendix 1; and (iv) any foreign counterpart patent applications or issued patents to any such patent rights described in clauses (i), (ii) or (iii) above.

N.	“Royalty or Royalties” shall mean the royalties on Net Sales pursuant to Article IV A of this Agreement.

O.	“Sublicensee” shall mean a person or entity not Affiliated with Licensee to whom Licensee has granted an arm’s length sublicense under this Agreement.

P.	“Territory” shall mean worldwide.

Q.	“Term” shall have the meaning stated in paragraph A of Article XIII.

R.	“Third Party Proposed Product” shall mean an actual or potential Licensed Product within the Field of Use that (a) is aimed at an indication for which no Licensed Product is being, or within a [***] period is planned to be (as demonstrated by Licensee’s then current development and commercialization plans), developed, manufactured, used, marketed or sold by Licensee, its Affiliate, or its Sublicensee under a sublicense, and (b) does not present any material risk of competing through off-label use with any Licensed Product that is being, or within a [***] period is planned to be (as demonstrated by Licensee’s then current development and commercialization plans), developed, manufactured, used, marketed or sold by Licensee, its Affiliate, or its Sublicensee.

ARTICLE II. GRANT

A.	Subject to the terms of this Agreement, and conditioned on the faithful performance by Licensee of its obligations, CMCC hereby grants to Licensee the worldwide and exclusive license with a right to sublicense, under the Patent Rights, to make, have made, use, have used, offer for sale, have offered for sale, import, have imported, have sold and sell the Licensed Products, and to practice the Licensed Processes, in the Territory for the Field of Use to the end of the Term, unless sooner terminated as provided in this Agreement.

B.	Notwithstanding anything above to the contrary, CMCC shall retain a royalty-free, nonexclusive right to practice and use, the Patent Rights including all biological or other materials described therein, for research, educational, clinical and / or charitable purposes and to license for a nominal fee (such as shipping and handling charges) to other academic and/or nonprofit organizations to practice and/or use, the Patent Rights for research, educational, and/or charitable purposes and for any additional purpose whatsoever not exclusively granted to Licensee by Section A of this Article. Any such license by CMCC to non-profit institutions shall specifically exclude and prohibit clinical use and commercialization of the Patent Rights to the extent granted in this license unless the licensee of such license by CMCC enters into an agreement with Licensee on terms consistent with this Agreement but in other respects agreeable to Licensee in Licensee’s sole discretion. Licensee agrees that HHMI and MGH shall retain a paid up, non-exclusive irrevocable license to use the Patent Rights for its research purposes, but with no right to assign or sublicense.

C.	Notwithstanding any other provision of this Agreement, the license and any sublicense shall be subject to the rights of the United States government, if any, under Public Law 96-517, 97-226, and 98-620, codified at 35 U.S.C. sec. 200-212 and any regulations promulgated thereunder; the obligations of CMCC under applicable laws and regulations; and Licensee’s warranty to comply with all applicable laws and regulations.

D.	Licensee agrees that Licensed Products leased or sold in the United States shall be manufactured substantially in the United States. Upon the First Commercial Sale and thereafter, Licensee’s annual report to CMCC shall substantiate Licensee’s compliance with this provision. To support exclusivity for Licensee consistent with this Agreement, CMCC hereby agrees that it shall not, without Licensee’s prior written consent, grant to any other commercial party a license to make, have made, use, have used, offer for sale, have offered for sale, import, have imported, have sold and/or sell Licensed Products, or to practice the Licensed Processes, in the Field of Use, during the period of time in which this Agreement is in effect, except as required by laws affecting the rights of the United States Government.

E.	Provided that the Licensee is not in breach of this Agreement, the licenses and other rights granted herein shall extend to Licensee’s Affiliates, present and future, subject to any such Affiliate’s compliance with the terms hereof.

EXCLUSIVE LICENSE AGREEMENT

F.	The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any inventions, discoveries, know-how, technology or other intellectual property not described in Paragraph A of this Article II. As a condition of the license granted hereunder, Licensee hereby irrevocably covenants and agrees that it will not, directly or indirectly, in any respect, use non-public information it has acquired in the course of prosecution of the Patent Rights from CMCC and/or patent counsel of CMCC prosecuting the Patent Rights, or recommendations made by Licensee that have been implemented, in whole or in part, with respect to prosecution of the Patent Rights, as a part of a Challenge (as defined below) to the Patent Rights or CMCC’s ownership of such rights. Any assignment or sublicense granted by Licensee shall contain an identical commitment by the assignee or sublicensee.

G.	Licensee will provide written notice to CMCC at least one hundred eighty (180) days prior to Licensee or its Affiliate(s) instituting or alleging in any action or proceeding that challenges the Patent Rights or CMCC’s ownership of such Patent Rights, except as required under a court order or subpoena (collectively “Challenges”). Licensee will include with such written notice a list of the relevant prior art and a description of the other facts and arguments that support its Challenge to attempt in good faith to mutually resolve such issues. In the event Licensee brings any Challenge under any court action or proceeding and does not comply with the notice provisions under this Paragraph H, CMCC has the right to immediately terminate this Agreement without any liability and without any opportunity to cure by Licensee upon written notice to Licensee. In the event that a Sublicensee brings any Challenge under any court action or proceeding, Licensee agrees that it will terminate such Sublicense promptly after receiving written notice of such Challenge by CMCC.

H.	Nothing in this Agreement shall be construed to limit or constrain CMCC or MGH, or any officer, director, employee, member of their medical staff, or of any CMCC or MGH Affiliate, from continuing to engage in related research; or from the development of related or unrelated inventions, discoveries, rights or technology, and from practicing, licensing or sublicensing related or unrelated intellectual property rights arising from inventions occurring after the Effective Date of this Agreement; or from academic publication related thereto; or from entering into agreements and other relationships with other persons or organizations related to matters not directly and expressly within the scope of this Agreement.

I.	Provided that Licensee is not then in breach of this Agreement, the ZON IND shall be transferred to Licensee within thirty days after the last to occur of all of the following:

(i)	Licensee has paid to CMCC the fees then due to CMCC pursuant to this License Agreement contained in Article IV;

(ii)	Licensee has obtained Institutional Review Board (“IRB”) approval from all participating study sites for the clinical trials (as described in the Ex Vivo Development Plan (as defined below) under the ZON IND;

(iii)	Licensee has a valid, fully executed clinical trial agreement with each participating study site under the ZON IND;

(iv)	Licensee has provided to CMCC copies of all such clinical trial agreements and IRB approvals; and

(v)	a written status report demonstrating compliance with the Ex Vivo Development Plan, and the financial capacity to meet its requirements for the duration of the clinical trials.

J.

Licensee shall have the right to enter into sublicensing agreements with respect to any of the rights, privileges, and licenses granted hereunder, subject to the terms and conditions hereof. CMCC agrees that, in the event CMCC terminates this Agreement for any reason, then CMCC shall provide to known Sublicensees, no less than thirty (30) days prior to the effective date of said termination, written notice of said termination at the address specified by Licensee in the notice provided to CMCC under Paragraph L of this Article. If the Sublicensee, during that thirty (30) day period, provides to CMCC authorized and written notice that the Sublicensee: (i) reaffirms the terms and conditions of this Agreement as it relates to the rights the Sublicensee has been granted under the sublicense; (ii) agrees to abide by all of the terms and conditions of this Agreement applicable to the Sublicensee and to discharge directly all pertinent obligations of Licensee which Licensee is obligated hereunder to discharge and (iii) acknowledges that CMCC shall have no obligations to the Sublicensee other than its pertinent obligations set forth in this Agreement with regard to Licensee, then, provided that the Sublicensee notice conforms to the requirements of this Paragraph K, and Sublicensee is not in material breach of its sublicense, CMCC shall grant to such Sublicensee license rights and terms equivalent to the sublicense rights and terms which the Licensee shall have previously granted to said Sublicensee, to the extent that those rights were granted by CMCC to the Licensee under this Agreement. In any event, the Sublicensee shall remain a Sublicensee under this Agreement for a period of at least [***] following notice by CMCC under this Paragraph K.

K.	In any event, Licensee agrees that any sublicense granted by it shall provide that the obligations to CMCC of Articles II (Grant), V (Reports and Records), VII (Infringement), VIII (Insurance and Indemnification), IX (Compliance with Laws; Export Controls), X (Non-Use of Names), XI (Assignment), XII (Dispute Resolution), XIII (Term and Termination) and XV (General Provisions) of this Agreement and all of the license terms included in this Agreement for the protection of HHMI or MGH, shall be binding upon the Sublicensee, for the benefit of CMCC, HHMI and MGH, as if it were a party to this Agreement. In addition, every sublicense shall (i) contain within it requirements for commercially reasonable due diligence in developing or exploiting the Patent Rights, or selling Licensed Products, as specifically applicable, (ii) obligate Licensee to enforce those provisions consistent with achieving Licensee’s obligations pursuant to this Agreement, and (iii) make CMCC a third-party beneficiary of the sublicense, with the right, but not the obligation, to enforce Licensee’s rights in the event Licensee fails to, provided that CMCC has provided Licensee thirty (30) days written notice to Licensee of CMCC’s intention to do so. Licensee agrees to provide to CMCC notice of any sublicense granted hereunder and to forward to CMCC a copy of any and all fully executed sublicense agreements within thirty (30) days of execution. Licensee further agrees to forward to CMCC annually a copy of such reports received by Licensee from its Sublicensees during the preceding twelve (12) month period as shall be pertinent to a royalty accounting under the applicable sublicense and compliance with the other terms of this Agreement.

L.

Licensee shall advise CMCC in writing of any consideration received from Sublicensees and, at CMCC’s request, provide such information in an electronic or other format recognizable by CMCC’s data processing systems. Licensee shall not accept from any Sublicensee anything of value in lieu of cash payments to discharge Sublicensee’s payment obligations under any sublicense granted under this Agreement, without the

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission express written permission of CMCC, which permission shall not be unreasonably withheld but may take into account a reasonable valuation for purposes of Licensee’s payment obligations to CMCC. In the event of a dispute as to the amount of Non-Royalty Sublicensing Income arising from such consideration, if the parties are unable to resolve the dispute after [***], and the parties have not agreed on a less formal means of arriving at agreement concerning the dispute, the issue shall be resolved by in accordance with Article XII.

M.	All Royalty, Milestones and any payments owed to CMCC pursuant to this Agreement shall be paid by Licensee to CMCC whether achieved by Licensee or Sublicensee.

ARTICLE III. DUE DILIGENCE AND RELATED MATTERS

A.	Licensee, upon execution of this Agreement, shall use commercially reasonable efforts in good faith to bring one or more Licensed Products to market as soon as practicable, consistent with sound and legal business practices and judgment, through a vigorous and diligent program for exploitation of the Patent Rights. Licensee shall use commercially reasonable efforts to obtain all necessary government approvals for the manufacture, use, sale and distribution of one or more Licensed Products. Thereafter, Licensee agrees that until expiration or termination of this Agreement, Licensee shall continue active and diligent efforts, consistent with sound and legal business practices and judgment, to keep Licensed Product(s) reasonably available to the public, in quantities sufficient to meet market demand, in the Territory. In the event Licensee decides not to exploit a licensed Patent Right, or Field of Use or sub-field of use, in the Territory or in a given portion of the Territory (e.g. a country or countries), it shall promptly inform CMCC in writing and shall surrender to CMCC its license to that Patent Right or Field of Use or sub-field of use in that Territory or in that given portion of the Territory.

B.

Upon execution of this Agreement, Licensee shall provide to CMCC an initial written commercialization and development plan in the field of Ex Vivo Therapy (“Ex Vivo Development Plan”) setting forth the initial indications and markets for Licensed

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

Products and Licensed Processes, including (i) time-delimited targets for pre-clinical development, clinical trials, regulatory approval, manufacturing and marketing that represent reasonable efforts, consistent with industry norms for similar technology and applications, to bring one or more Licensed Products to the marketplace; and (ii) actual or projected financial resources and/or strategic alliances that may be required to implement the Ex Vivo Development Plan; and (iii) identified project management structure calculated to meet the objectives and commitments in the Ex Vivo Development Plan. The Ex Vivo Development Plan is attached hereto as Appendix 2 and is hereby incorporated herein by reference.

C.	Licensee shall provide to CMCC a development plan for an In Vivo Therapy pursuant to this Agreement (“In Vivo Development Plan”), which shall be attached as Appendix 3 and incorporated herein, and Licensee shall fulfill the same obligations set forth in Paragraph B of this Article regarding such plan. The In Vivo Development Plan may be amended only by good faith negotiations and mutual written agreement by CMCC and Licensee.

D.	Licensee shall use, or shall cause one or more of its Affiliates and/or Sublicensees to use, good faith and diligent efforts, consistent with sound and legal business practices and judgment, to accomplish the milestones set forth in the Ex Vivo Development Plan, the In Vivo Development Plan and to manufacture and distribute one or more Licensed Products.

E.

Notwithstanding anything above to the contrary, CMCC shall not unreasonably withhold its consent to any revision of the objective(s) set forth in the Ex Vivo Development Plan and/or the In Vivo Development Plan and/or the Proposed Product Development Plan (as defined below) when requested in writing by Licensee and the request is supported by evidence reasonably acceptable to CMCC: (i) of technical difficulties or delays in the clinical studies or regulatory process that could not reasonably have been known or avoided; (ii) that Licensee is proposing and will implement satisfactory means of addressing such difficulties or delays, including sufficient financial and technical resources; and (iii) that Licensee, its Affiliates and/or Sublicensees [***]. In the event

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

Licensee materially fails to meet the objective(s) set forth in the Ex Vivo Development Plan and/or the In Vivo Development Plan and/or the Proposed Product Development Plan, CMCC shall notify Licensee thereof in writing, and Licensee shall have [***] following such notification to establish, to the reasonable satisfaction of CMCC, that [***] as contemplated above. In the event Licensee fails to establish the same to CMCC’s reasonable satisfaction, CMCC shall have the right, in its sole discretion, to terminate in part the license granted to Licensee under this Agreement effective immediately, with respect to the applicable field of the Ex Vivo Development Plan and/or In Vivo Development Plan and/or Proposed Product Development Plan to which such failure relates, namely Ex Vivo Therapy, In Vivo Therapy or the field for the applicable Third Party Proposed Product, respectively.

F.	If at any time following the [***], a third party makes a bona fide proposal to CMCC for developing a Third Party Proposed Product and CMCC is interested in having such Third Party Proposed Product developed and commercialized, CMCC shall notify Licensee of such proposal and shall provide Licensee with all necessary information regarding the Third Party Proposed Product, including the involvement sought by such third party, such that Licensee may assess its interest in such Third Party Proposed Product.

(i)	If Licensee notifies CMCC within ninety (90) days of the receipt of such notification from CMCC that it is interested in developing such Third Party Proposed Product, Licensee shall provide to CMCC, in a timely manner, a development plan for such Third Party Proposed Product (the “Proposed Product Development Plan”). Licensee shall use, or shall cause one or more of its Affiliates and/or Sublicensees to use, good faith and diligent efforts, consistent with sound and legal business practices and judgment, to accomplish the milestones set forth in such and/or Proposed Product Development Plan.

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

(ii)	If Licensee does not notify CMCC within ninety (90) days of the receipt of such notification from CMCC that it is interested in developing such Third Party Proposed Product, CMCC shall be entitled to grant an exclusive license or a non-exclusive license in each case with a field limitation to such third party with respect to the Third Party Proposed Product. If CMCC does not enter into an agreement with such third party regarding the Third Party Proposed Product within one hundred eighty (180) days following the delivery of notice to Licensee, then CMCC must again comply with the provisions of this Article III Paragraph F(ii). If CMCC enters into an agreement with such third party regarding the Third Party Proposed Product within one hundred eighty (180) days following the delivery of notice to Licensee, CMCC shall provide written notice to Licensee of such agreement.

G.	If, during the course of this Agreement, Licensee makes any discovery or invention that is described in a patent application, and is not within the scope of the Patent Rights but would not have been made but for the Patent Rights, Licensed Products or Licensed Processes licensed hereunder, Licensee shall, as a condition of this License, confidentially disclose such discovery or invention via such patent application to CMCC, on usual and customary terms necessary to protect its confidentiality as a trade secret. Recognizing that CMCC enters into this Agreement in furtherance of its charitable academic research mission, Licensee shall enter into with CMCC a non-exclusive license or permit, as applicable, including no more than a nominal fee, for CMCC to practice such discovery or invention, whether or not patented, solely for CMCC internal research purposes or clinical purposes and not for commercial purposes (the “Licensee Inventions”). CMCC will notify Licensee in writing if and when CMCC makes any discovery or invention that (i) is disclosed to CMCC’s Technology and Innovation Development Office, (ii) is described or will be described in a patent application, and (iii) to the knowledge of CMCC’s Technology and Innovation Development Office, would not have been made but for the Licensee Inventions licensed to CMCC hereunder, and with respect thereto, Licensee will have a first option to take an exclusive license to such CMCC discovery or invention, subject to any prior existing third party obligations of CMCC, where such license shall be on commercially reasonable terms (including royalties and other payments to CMCC) mutually agreed to by the parties.

ARTICLE IV. ROYALTIES, MILESTONES, EQUITY, AND OTHER PAYMENTS

A.	For the rights, privileges and exclusive license granted hereunder, Licensee shall pay to CMCC the following amounts in the manner hereinafter provided. Unless expressly stated otherwise in this Agreement, periodic payment obligations listed below shall endure through the Term of this Agreement, unless this Agreement shall be sooner terminated as hereinafter provided:

1.	A license issue fee of $[***] ([***] dollars), of which one half of such license issue fee of $[***] ([***] dollars) shall be deemed earned and due immediately upon the execution of this Agreement and the remaining $[***] ([***] dollars) shall be paid by Licensee to CMCC within thirty (30) days of the first anniversary of the Effective Date. The Option Fee in the amount of $[***] ([***] dollars) paid by Licensee to CMCC under the Letter of Intent dated May 5, 2008 by and between the parties shall be credited against such initial $[***] ([***] dollars) license issue fee, with the remaining $[***] ([***] dollars) due immediately upon the execution of this Agreement.

2.	Payments for accrued and continuing patent prosecution costs as stated in Article VI hereof.

3.	Beginning on the third anniversary of the Effective Date, a License Maintenance Fee of $[***] shall be paid annually by Licensee to CMCC within thirty (30) days of the anniversary of the Effective Date of this Agreement, such License Maintenance Fee will be creditable against Milestones or Royalty payments due and payable in any given year.

4.	License Maintenance Fees paid in excess of Royalties shall not be creditable against Royalties due in future years.

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

5.	Licensee shall make the following payments to CMCC within thirty (30) days of the occurrence of the following events (together with the amount potentially payable to CMCC in subparagraph 6 of this Article IV.A., collectively “Milestones”):

a.	$[***] ([***] dollars) upon the issuance of the first U.S. patent under the Patent Rights that is exclusively licensed to Licensee covering the use of a drug that stimulates hematopoietic stem cell growth in a human; provided that such drug is in clinical use or clinical development by Licensee.

b.	Licensee shall make the following payments to CMCC within thirty (30) days of the occurrence of the following events for each Licensed Product intended for Ex Vivo Therapy:

i.	$[***] upon [***];

ii.	$[***] upon [***]; and

iii.	$[***] upon [***].

c.	Licensee shall make the following payments to CMCC within thirty (30) days of the occurrence of the following events for each Licensed Product intended for In Vivo Therapy:

i.	$[***] upon [***];

ii.	$[***] upon [***];

iii.	$[***] upon [***];

iv.	$[***] upon [***]; and

v.	$[***] upon [***].

For clarity, a Licensed Product under this subparagraph 5, Article IV.A, shall be a different Licensed Product from a predecessor only if such latter Licensed Product

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission requires a new IND for regulatory development and commercialization; for example and without limitation, label expansions for a Licensed Product will not constitute a new Licensed Product for purposes of this subparagraph 5. In addition, if a Licensed Product for which Licensee has previously made Milestone payments hereunder does not reach the market, all such Milestone payments paid to CMCC shall be creditable against all future Milestone payments owed.

6.	Milestone for Cumulative Product Sales

Licensee shall pay to CMCC $[***] ([***] dollars) within thirty (30) days of the achievement of annual Net Sales of Licensed Products of an aggregate of $[***] in countries where such Licensed Products are covered by a pending or valid, enforceable, unexpired and issued patent within the Patent Rights.

7.	Offset on Milestone Payments

To the extent that the Licensee or any of its Affiliate(s) or Sublicensee(s) is reasonably required to obtain, subsequent to the date of this Agreement, licenses to third party patents or other intellectual property that dominates or is dominated by the Patent Rights in order to practice the Patent Rights, or to develop, commercialize, produce or sell Licensed Products in a particular country and avoid infringing such third party patent rights or intellectual property, Licensee may deduct, from the Milestone payments for sales or market approval in such country due to CMCC hereunder in connection with such Licensed Product, [***]% ([***] percent) of the payment due under agreements between Licensee (and its Affiliates and Sublicensees, as applicable) and a third party(ies) on such patents or intellectual property, up to an amount equal to [***]% ([***] percent) of the Milestone payments due to CMCC hereunder for such Licensed Product; provided that such deduction reflects a pro rata or other fair apportionment among Licensee and other milestone payment obligations of Licensee for required licenses and other intellectual property of Licensee (and its Affiliates and Sublicensees, as applicable), as reasonably documented by Licensee. Licensee shall provide to CMCC upon its request, copies of such documentation.

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

8.	Royalties on Net Sales

a.	Licensee shall pay to CMCC, Royalties for In Vivo Therapy in an amount equal to [***]% ([***] percent) of Net Sales of Licensed Products in those countries where such sale, lease or transfer then infringes any issued, valid, enforceable, unexpired claim(s) or any pending claim(s) contained in the Patent Rights.

b.	Licensee shall pay to CMCC, Royalties for Ex Vivo Therapy in an amount equal to [***]% ([***] percent) of Net Sales of Licensed Products in those countries where such sale, lease or transfer then infringes any issued, valid, enforceable, unexpired claim(s) or any pending claim(s) contained in the Patent Rights.

9.	Offset of Royalties on Net Sales

To the extent that Licensee or any of its Affiliates or Sublicensees is reasonably required to obtain, subsequent to the date of this Agreement, licenses to third party patents or other intellectual property that dominates or is dominated by the Patent Rights, in order to practice the Patent Rights or to develop, commercialize, produce or sell Licensed Products in a particular country and avoid infringing such third party patent rights or intellectual property, Licensee may deduct from the Royalties due to CMCC for that country [***]% ([***] percent) of the royalties due on such third party patents or intellectual property up to an amount equal to [***]% ([***] percent) of Royalties hereunder, provided that such deduction reflects a pro rata or other fair apportionment among Licensee and other royalty obligations of Licensee for required licenses and other intellectual property of Licensee (and its Affiliates and Sublicensees, as applicable), as reasonably documented by Licensee. Licensee shall provide to CMCC upon its request, copies of such documentation.

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

10.	Distribution of Non-Royalty Sublicensing Income

In the event that Licensee has granted sublicenses under this Agreement, Licensee shall pay Non-Royalty Sublicensing Income to CMCC for each such sublicense based upon the following schedule:

a.	[***]% ([***] percent) of Non-Royalty Sublicensing Income due to CMCC if sublicensed before [***].

b.	[***]% ([***] percent) of Non-Royalty Sublicensing Income due to CMCC if sublicensed after [***].

c.	[***]% ([***] percent) of Non-Royalty Sublicensing Income due to CMCC if sublicensed after [***].

d.	[***]% ([***] percent) of Non-Royalty Sublicensing Income due to CMCC thereafter.

e.	$[***] ([***]) dollars payable to CMCC upon the execution of the first sublicense agreement. This amount is creditable against Non-Royalty Sublicensing Income due to CMCC for such sublicensing agreement.

11.	Equity

As of the Effective Date of this Agreement, Licensee has represented to CMCC that Licensee has outstanding on a fully-diluted, as-converted to common stock basis 23,154,161 shares of common stock and preferred stock, and has received $14.6 million dollars in equity investment according to the equity capitalization chart attached as Appendix 4 and incorporated herein.

a.	Pursuant to a mutually agreeable subscription agreement, Licensee shall issue to CMCC, in partial consideration for this Agreement and for no further payment by CMCC, [***] shares of Licensee’s common stock upon execution of the Agreement.

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

b.	Pursuant to a mutually agreeable subscription agreement, Licensee shall issue to CMCC [***] shares of Licensee common stock upon enrollment of the first patient in a Phase II clinical trial of a Licensed Product in the United States or the European Union sponsored by Licensee or its Affiliate.

c.	For clarity, MGH will not receive any share of the equity issued to CMCC nor any revenue or further compensation from the sale, surrender or exchange of such equity by CMCC.

12.	Future Clinical Trial Conflict Resolution: Divestment of Equity

a.	This Agreement does not presently contemplate that Licensee, any Sublicensee, or an Affiliate of either will sponsor basic or clinical research, or collaborate in research, or transfer materials, to researchers at CMCC or any CMCC Affiliate. In the event that situation changes, the agreement reflecting such sponsorship, collaboration, or materials transfer will be structured to comply with applicable policies, rules and/or determinations of the Howard Hughes Medical Institute, Harvard Medical School, the National Institutes of Health, and Children’s Hospital Boston (including the Children’s Hospital Boston IRB), to the extent applicable. Licensee acknowledges that entering into such arrangements may require CMCC and/or researchers at CMCC or its Affiliates to divest themselves of equity acquired by CMCC as an accommodation to Licensee in lieu of cash payments under this Agreement, and that such shares would therefore become prohibited (“Prohibited Shares”). In that event, CMCC shall promptly notify Licensee in writing of the conflict, and the Licensee shall propose one of the following for CMCC’s acceptance, such acceptance not to be unreasonably withheld:

i.	an exchange of the Prohibited Shares for other equity securities, valued at the Fair Market Value (as defined below) of the Prohibited Shares, in the possession of the Licensee or an Affiliate which would not result in a conflict;

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

ii.	a repurchase by the Licensee of the Prohibited Shares at a repurchase price equal to the Fair Market Value of the Prohibited Shares;

iii.	an exchange of the Prohibited Shares for debt securities of the Licensee with a face value equal to or, upon mutual agreement of the parties, exceeding the Fair Market Value of the Prohibited Shares and such other terms as are mutually satisfactory, based on, for example, the current and projected solvency of the Licensee; or

iv.	the making by the Licensee of an unrestricted grant, or grants (on a mutually acceptable schedule), equal to or, upon mutual agreement of the parties, exceeding the Fair Market Value of the Prohibited Shares to CMCC for the benefit of research.

The parties recognize that, given the promising nature of the technology, the value of the Prohibited Shares will not be reflected in their face or par value. If the Prohibited Shares are publicly traded, (“Fair Market Value”) shall be established by review of market trading data. The parties acknowledge that valuation of unregistered securities in an uncertain technological field is not simply a matter of total cumulative capitalization. Therefore, in the event that the Prohibited Shares are not publicly traded, to establish Fair Market Value the parties will rely on a third-party valuation expert proposed by Licensee and reasonably acceptable to CMCC, where it is acknowledged that such third-party valuation expert shall use standard valuation methodologies for not publicly traded securities that are commonly accepted in the accounting industry.

B.	No multiple royalties shall be payable because any Licensed Product or Licensed Process, its manufacture, use, importation, offer for sale or sale are or shall be covered by more than one Patent Rights patent application or Patent Rights patent licensed under this Agreement.

C.

For purposes of calculating royalties, in the event that a Licensed Product includes both component(s) covered by a claim of a Patent Right (“Patented Component”) and a component which is diagnostically useable or therapeutically active alone or in a combination which does not require the Patented Component, and such component is not covered by a claim of a Patent Right (“Unpatented Component”), in each case where such Patent Right claim is pending or issued, unexpired, valid and enforceable, then Net Sales of the Combination Product or Combination Process shall be calculated using one of the following methods:

1.	By multiplying the Net Sales of the Combination Product or Combination Process during the applicable royalty accounting period (“Accounting Period”) by a fraction, the numerator of which is the aggregate gross selling price of the Patented Component(s) contained in the Combination Product or Combination Process if sold separately, and the denominator of which is the sum of the gross selling price of both the Patented Component(s) and the Unpatented Component(s) contained in the Combination Product or Combination Process if sold separately; or

2.	In the event that no such separate sales are made of the Patented Component(s) or the Unpatented Components during the applicable Accounting Period in the applicable country , Net Sales for purposes of determining royalties payable hereunder shall be calculated by multiplying the Net Sales of the Combination Product or Combination Process by a fraction, the numerator of which is the fully allocated production cost of the Patented Component(s) and the denominator of which is the sum of the fully allocated production costs of the Patented Component(s) and the Unpatented Component(s) contained in the Combination Product or Combination Process. Such fully allocated costs shall be determined by using Licensee’s standard accounting procedures, which procedures must conform to standard cost accounting procedures.

D.	Royalty payments shall be paid in United States dollars in Boston, Massachusetts, or at such other U.S. place as CMCC may reasonably designate consistent with the laws and regulations controlling in any foreign country. If the currency conversion shall be required in connection with the payments of royalties or other amounts hereunder, the conversion shall be made by using the exchange rate prevailing at Bank of America, Boston, on the last business day of the calendar quarterly reporting period to which such payments relate.

E.

Payment of royalties specified in this Article shall be made by Licensee to CMCC within sixty (60) days after March 31, June 30, September 30 and December 31 each year during the Term of this Agreement covering the quantity of Licensed Products sold by Licensee during the preceding calendar quarter. The last such payment shall be made within sixty (60) days after termination of this Agreement. Any payments due to CMCC pursuant to this Agreement shall, if overdue, bear interest until payment at a per annum rate of [***], on the due date; provided that such per annum rate shall not exceed [***] percent ([***]%). The payment of such interest shall not foreclose CMCC from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE V. REPORTS, RECORDS AND RELATED MATTERS

A.	Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books and records, including books of account in accordance with generally accepted accounting principles, in sufficient detail to enable CMCC to determine Licensee’s compliance with this Agreement, including diligence with respect to development, and the royalty and other amounts payable to CMCC under this Agreement. Said books and records, including books of account, shall be kept at Licensee’s principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates. Said books and the supporting data shall be retained for at least three (3) years following the end of the calendar year to which they pertain.

B.	CMCC shall have the right to inspect and audit, on ten (10) days notice, the books described above from time to time to verify the reports provided for herein or compliance in other respects with this Agreement. CMCC, or an independent public accounting firm reasonably acceptable to Licensee, shall perform such inspection and auditing, at CMCC’s expense, during Licensee’s regular business hours. CMCC may have such books inspected at least once in any twelve (12) month period or more frequently as needed if CMCC has sufficient cause. Pursuant to such audit, in the event there is a discrepancy of amounts owed to CMCC of greater than [***] percent ([***]%), then Licensee shall pay all expenses of such audit.

C.

Until the later of First Commercial Sale of a Licensed Product or the last development milestone, Licensee shall provide to CMCC, on an annual basis, reasonable detail regarding the activities of Licensee and Licensee’s Affiliates and Sublicensees relative to

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission achieving the objectives set forth in the Ex Vivo Development Plan and In Vivo Development Plan in a timely manner, including but not limited to, reports of financial expenditures to achieve said objectives; research and development activities; names, addresses and actions of all Sublicensees and Affiliates; the progress of obtaining regulatory approvals, with appropriate documentation (including, without limitation, applications, reports, and planning documents submitted to the Food and Drug Administration); strategic alliances and manufacturing, sublicensing and marketing efforts. All reports and documentation provided to CMCC under this Paragraph C shall be deemed to be Licensee’s Confidential Information and CMCC agrees to handle such Licensee Confidential Information as it would handle its own confidential information.

D.	After First Commercial Sale, within sixty (60) days after the end of each calendar quarter, Licensee shall deliver to CMCC, at Licensee’s expense, true and accurate reports for the said preceding quarter, giving such particulars of the business conducted by Licensee, its Affiliates and its Sublicensees as shall be pertinent to CMCC determining compliance with this Agreement, including a royalty accounting hereunder, and to verify Licensee’s activities with respect to achieving the objectives of the Development Plan described in Article III above. These reports shall, at CMCC’s request, be provided by Licensee in an electronic or other format compatible with CMCC’s data processing and/or license management systems. Reports shall include at least the following:

1.	Number of Licensed Products and Licensed Processes manufactured and sold by Licensee and Affiliates.

2.	Number of Licensed Products and Licensed Processes manufactured and sold to Children’s Hospital Boston.

3.	Total Net Sales for Licensed Products and Licensed Processes sold, by country.

4.	Accounting for all Licensed Products and Licensed Processes sold.

5.	Applicable deductions.

6.	Total royalties payable to CMCC.

7.	Names and addresses of all Sublicensees of Licensee.

8.	Payments received by Licensee from Sublicensees that are related to a sublicense hereunder.

9.	Licensed Products manufactured and sold to the U.S. Government, segregating those sold at a profit from those sold at cost in light of any royalty-free, nonexclusive license that may heretofore have been granted to the U.S. Government.

10.	Royalties received from Sublicensees on Licensed Products.

11.	Summary of research progress and results under the ZON IND, including copies of periodic reports to IRBs involved in for continuing review and approval of clinical trials.

E.	On or before the one hundred eightieth (180th) day following the close of Licensee’s fiscal year, Licensee shall provide CMCC with Licensee’s certified financial statements for the preceding fiscal year, including balance sheets, income statements, cash flow statements, and any management letter.

F.	Licensee acknowledges that policies of CMCC, MGH, Harvard Medical School and affiliated organizations, relating to, inter alia, conflicts of interest and intellectual property, may affect certain direct and indirect arrangements between inventors and Licensee or related organizations. During the Term of this Agreement, Licensee shall use commercially reasonable efforts to notify CMCC in writing at least 30 days before Licensee, or any Affiliate of Licensee, enters into any agreement other than this Agreement with or involving the inventor(s) of the Patent Rights, or their family, relatives or members or staff of their laboratories, whether relating to sponsored research, consulting, board membership, securities, or otherwise. Licensee’s notice to CMCC shall include a detailed description of all proposed terms and conditions. Licensee shall not enter into such an agreement if it would violate such policies unless the terms and conditions of the agreement have been duly approved by CMCC pursuant to such policies.

ARTICLE VI. PATENT PROSECUTION

A.

CMCC shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the Patent Rights set forth in Appendix 1. The specifications of any such patent application and any patent issuing thereon shall state, to the extent applicable,

“This invention was made with government support under [contract] awarded by [Federal agency]. The government has certain rights in this invention.” The prosecution, filing and maintenance of all Patent Rights applications and patents shall be the primary responsibility of CMCC. CMCC shall select outside patent counsel reasonably acceptable to Licensee to conduct such Patent Rights’ activities, and to prosecute, file and maintain such Patent Rights in those countries as Licensee shall reasonably specify. CMCC and Licensee agree that Licensee will be copied on all patent correspondence and allowed direct interaction with CMCC’s patent counsel regarding such patent prosecution, filing and maintenance. Licensee shall have reasonable opportunities to provide recommendations to CMCC and shall cooperate with CMCC in the preparation, filing, prosecution and maintenance of the Patent Rights. CMCC and its outside patent counsel will permit Licensee and its patent counsel to prepare draft patent applications, draft responses to patent office communications and office actions, and other draft documents pertaining to such Patent Rights’ activities, which shall be submitted to CMCC and its outside patent counsel for review and consideration. Licensee’s recommendations will not be unreasonably denied, however CMCC reserves the sole right to make all final decisions with respect to the preparation, filing, prosecution and maintenance of such patent applications and patents.

B.	Licensee shall reimburse CMCC for all patent costs, past, present and future incurred by CMCC for the preparation, filing, prosecution and maintenance of patents underlying the Patent Rights. Outstanding uninvoiced patent costs are currently approximately $42,000 (forty two thousand) dollars. Licensee shall pay such current costs within ten (10) days of the Effective Date of this Agreement. Upon request of CMCC, and only upon such CMCC request, Licensee agrees to have CMCC’s patent counsel directly bill Licensee and Licensee shall directly pay such invoices in compliance with such counsel’s customary business terms, but in any event within thirty (30) days. If Licensee elects to no longer pay the expenses of a patent application or patent included within Patent Rights, Licensee shall notify CMCC not less than sixty (60) days prior to such action and shall thereby surrender its rights under such patent or patent application. Such notice shall not relieve Licensee from responsibility to reimburse CMCC for patent-related expenses incurred prior to the expiration of the (60)-day notice period (or such longer period specified in Licensee’s notice). CMCC shall then be free to license its rights to that patent or patent application to any other party on any other terms.

C.	In the event CMCC elects, in its sole discretion, not to pursue, maintain or retain a particular Patent Right licensed to Licensee hereunder, then CMCC shall so notify Licensee in a timely manner and, subject to the rights of the United States government, CMCC will allow Licensee to assume the filing, prosecution and/or maintenance of such application or patent on such economic and other terms as the parties mutually agree. Licensee may elect to continue to pursue, maintain or retain such Patent Right. In such event, CMCC shall provide to Licensee any authorization necessary to permit Licensee to pursue, maintain and/or retain such Patent Right.

ARTICLE VII. INFRINGEMENT

A.	Licensee and CMCC shall each inform the other promptly in writing of any alleged infringement by a third party of the Patent Rights in the Field of Use and of any available evidence thereof.

B.	During the Term of this Agreement, CMCC shall have the first right, but shall not be obligated, to prosecute any infringement of the Patent Rights. In the event that CMCC desires to exercise its right to prosecute such infringement, it shall provide written notice thereof to Licensee, and Licensee shall have thirty (30) days from receipt of such notice from CMCC to notify CMCC of its election to join in the action brought by CMCC.

1.	If Licensee does not elect to join an action brought by CMCC pursuant to this Article VII, Section B within the 30-day period described above, and is not required to join such action, the total cost of any such infringement action commenced or defended solely by CMCC shall be borne by CMCC and CMCC shall be entitled to retain all recovery of damages from such action. CMCC shall control such action using counsel selected by CMCC.

2.

If Licensee does not elect to join an action brought by CMCC pursuant to this Article VII, Section B within the 30-day period described above, but is required to join such action, then each Party shall bear its own costs and expenses of such action, and CMCC shall control such action subject to Licensee’s reasonable input using counsel selected by CMCC. Any recovery of damages by the Parties for such action shall be applied first in satisfaction of any expenses and legal fees of CMCC and Licensee relating to such suit. The balance remaining from any such recovery shall be split

[***] percent ([***]%) to Licensee and [***] percent ([***]%) to CMCC. For clarity, no payments under Article IV shall be owed by Licensee with respect to any recovery of damages retained by Licensee pursuant to this Section.

3.	If Licensee does elect to join an action brought by CMCC pursuant to this Article VIII, Section B within the 30-day period described above, then the total cost of any such action shall be borne by Licensee, Licensee shall control such action subject to CMCC’s reasonable input using counsel selected by Licensee and reasonably acceptable to CMCC. If, however, Licensee fails to diligently and vigorously pursue the prosecution of such action, then CMCC may notify Licensee in writing specifying in reasonable detail the nature of such failure, and if Licensee does not cure such failure within a timely period (not to exceed ninety (90) days), then CMCC may elect by written notice to control such action thereafter or until such time as Licensee is able to show, to CMCC’s reasonable discretion, that Licensee is then able to pursue such action diligently and vigorously. Any recovery of damages by the Parties for such suit or any settlement shall be applied first in satisfaction of any expenses and legal fees of CMCC and Licensee relating to such suit. The balance remaining from any such recovery shall be split [***] percent ([***]%) to Licensee and [***] percent ([***]%) to CMCC. For clarity, no payments under Article IV shall be owed by Licensee with respect to any recovery of damages retained by Licensee pursuant to this Section.

4.	Notwithstanding the foregoing or the remainder of this Article VII, at any time either Party, due to potential conflicts of interest, may elect to join an action brought by the other under this Article VII, and to do so independently, at its own cost, with its own counsel, and which counsel shall be subject solely to its own control, provided that the Party in control of such action under this Article VII shall remain in control of such action and such other Party shall have the right to participate as provided in this paragraph.

C.	If within ninety (90) days after having been notified of any alleged infringement, CMCC shall have been unsuccessful in persuading the alleged infringer to desist and shall not

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission have brought and shall not be diligently prosecuting an infringement action, or if CMCC shall notify Licensee of its intention not to bring suit against any alleged infringer then, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted hereunder remains exclusive with respect to such infringement. Licensee shall control such action subject to CMCC’s reasonable input using counsel selected by Licensee. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of CMCC, which consent shall not be unreasonably withheld or delayed. Licensee shall indemnify CMCC against any order for costs that may be made against CMCC in such proceedings.

D.	In the event Licensee shall undertake the enforcement and/or defense of the Patent Rights pursuant to Paragraph C above, any recovery of damages by Licensee for such suit or by settlement shall be applied first in satisfaction of any unreimbursed expenses and legal fees of CMCC and Licensee relating to such suit. The balance remaining from any such recovery shall be split [***] percent ([***]%) to Licensee and [***] percent ([***]%) to CMCC. For clarity, no payments under Article IV shall be owed by Licensee with respect to any recovery of damages retained by Licensee pursuant to this Section.

E.	In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights shall be brought against Licensee, CMCC, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and participate in the defense of the action at its own expense. In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights shall be brought against CMCC, Licensee, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and participate in the defense of the action at its own expense.

F.

In any infringement suit which either party may institute or join to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall cooperate in all reasonable respects (including without limitation joining any such suit or any other action

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission or proceeding described above at the reasonable request of the other party or if required by law to initiate or maintain same), and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

G.	Licensee shall have the sole right subject to the terms and conditions hereof to sublicense any alleged infringer for future use of the Patent Rights to the extent licensed by this Agreement. Any upfront fees paid to Licensee as part of such a sublicense shall be shared between Licensee and CMCC as Non-Royalty Sublicensing Income.

ARTICLE VIII. UNIFORM INDEMNIFICATION AND INSURANCE PROVISIONS

A.	Licensee shall indemnify, defend and hold harmless CMCC and MGH, their corporate affiliates, current or future directors, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any claim, liability, cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys’ fees and other costs and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

B.	Licensee’s indemnification under Article VIII, Paragraph A above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

C.	Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to CMCC and MGH to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

D.

Beginning at the time as any such Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[***] per incident and $[***] annual aggregate and naming the Indemnitees and HHMI Indemnitees, as defined below, as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage (and, if not provided for under such insurance, shall be procured and maintained separately in amounts as set forth above) and (ii) contractual liability coverage for Licensee’s indemnification under Article VIII, Paragraphs A through C of this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[***] annual aggregate), such self-insurance program must be acceptable to CMCC and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amount of insurance coverage required under this Article VIII, Paragraph D, shall not be construed to create a limit of Licensee’s liability with respect to its indemnification under Article VIII, Paragraphs A through C of this Agreement.

E.	Licensee shall provide CMCC with written evidence of such insurance upon request of CMCC. Licensee shall provide CMCC with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. Notwithstanding any other term of this Agreement, if Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, CMCC shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice of any additional waiting periods.

F.	Licensee shall maintain such commercial general liability insurance during (i) the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee and (ii) a reasonable period after the period referred to above, which in no event shall be less than [***].

G.

Howard Hughes Medical Institute, and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”), will be indemnified, defended by counsel acceptable to HHMI, and held harmless by the Licensee, Sublicensee, or other contracting party from and against any claim, liability, cost, expense, damage, deficiency, loss, or

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee.

H.	Licensee agrees not to settle any Claim against an HHMI Indemnitee without HHMI’s written consent, where (a) such settlement would include any admission of liability on the part of any HHMI Indemnitee, (b) such settlement would impose any restriction on any HHMI Indemnitee’s conduct of any of its activities, or (c) such settlement would not include an unconditional release of all HHMI Indemnitees from all liability for claims that are the subject matter of the settled Claim.

I.	The provisions of this Article VIII shall survive expiration or termination of this Agreement.

J.	CMCC FOR ITSELF AND ON BEHALF OF MGH MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT, WITH RESPECT TO ANY MATTER WITHIN THE SCOPE OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY WITH RESPECT TO THE PATENT RIGHTS, LICENSED PRODUCTS, OR ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER, AND HEREBY DISCLAIMS THE SAME.

ARTICLE IX. COMPLIANCE WITH LAWS; EXPORT CONTROLS

Licensee shall comply with all applicable laws and regulations, including, without limitation, statutes and regulations affecting drug testing, development, marketing and distribution; laws and implementing regulations of the Department of Commerce governing intellectual property in federally-funded inventions; and Export Administration Regulations of the United States Department of Commerce issued pursuant to the Export Administration Act of 1979 (50 App. U.S.C. §2401 et. seq.). Licensee

understands and acknowledges that transfer of certain technical data, computer software, laboratory prototypes and other commodities is subject to United States laws and regulations controlling their export, some of which prohibit or require a license for the export of certain types of technical data, to certain specified countries. CMCC neither represents that a license shall not be required, nor that if required, it shall be issued. Licensee hereby agrees and gives written assurance that it will comply with all United States laws and regulations, and any applicable similar laws and regulations of any other country, controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by Licensee and/or its Affiliates and/or Sublicensees, and that it will defend and hold CMCC, its affiliates and their officers, directors, employees, agents, and medical staff harmless in the event of any legal action of any nature occasioned by such violation, and any action by any governmental agency or authority, or any other party, relating to any asserted illegality or regulatory violation in the development, production, approval, marketing, sale, storage, manufacture, distribution, export or commercialization of Licensed Products or Licensed Processes under this Agreement.

ARTICLE X. NON-USE OF NAMES

A.	Licensee represents and agrees that it will not use the name, names, logos or trademarks of CMCC or MGH or any of their corporate affiliates, nor the name or photograph or other depiction of any employee or member of the staff of CMCC or MGH or such affiliates, nor any adaptation of any of the foregoing, in any advertising, promotional, or sales literature without, in each case, prior written consent from CMCC or MGH as appropriate and from the individual staff member, employee, or student if such individual’s name, photograph or depiction is used; provided, however, that such prior written consent from CMCC or MGH shall not be required with respect to use of names of CMCC or MGH personnel (including Dr. Leonard Zon) if and to the extent that Licensee has entered into a contractual relationship with any such CMCC or MGH personnel and such agreement provides such consent and such agreement is consistent with CMCC, MGH and HHMI (as appropriate) policies. Notwithstanding the above, Licensee may state that it is licensed by CMCC and on the behalf of MGH under one or more patents and/or applications consistent with this Agreement, and Licensee may comply with disclosure requirements of all applicable laws relating to its business, including United States and state security laws. In addition, Licensee may refer to publications by employees of CMCC or MGH in the scientific literature.

B.	Licensee acknowledges that under HHMI policy, Licensee may not use the name of HHMI or of any HHMI employee (including Dr. Leonard Zon) in a manner that reasonably could constitute an endorsement of a commercial product or service; but that use for other purposes, even if commercially motivated, is permitted provided that (1) the use is limited to accurately reporting factual events or occurrences, and (2) any reference to the name of HHMI or any HHMI employees in press releases or similar materials intended for public release is approved by HHMI in advance.

ARTICLE XI. ASSIGNMENT

Except as otherwise provided herein, this Agreement is not assignable or delegable, in whole or in part, by a party without the prior written consent of the other party acting through an authorized designee, and any purported assignment otherwise shall be void and of no effect. Notwithstanding the foregoing, (A) either party may assign this Agreement to an Affiliate so long as such Affiliate shall agree in writing to be bound by the terms and conditions hereof, and such party shall notify the other party in writing of any such assignment and provide a copy of all assignment documents to such other party within thirty (30) days of execution of such assignment; or (B) in the event Licensee merges or consolidates with another entity, is acquired by another entity, or sells all or substantially all of its assets to another entity, Licensee may assign its rights and obligations hereunder to the surviving or acquiring entity without the consent of CMCC if: (i) Licensee is not then in material breach of this Agreement; (ii) the proposed assignee has a net worth at least equivalent to the net worth Licensee had as of the date of this Agreement; (iii) Licensee provides written notice of the assignment to CMCC, together with documentation reasonably satisfactory to CMCC sufficient to demonstrate the requirements set forth in subparagraph (ii) above, at least ten (10) days prior to the effective date of the assignment; and (iv) CMCC receives from the assignee, in writing, at least thirty (30) days after the effective date of the assignment: (a) reaffirmation of the terms of this Agreement; (b) an agreement to be bound by the terms of this Agreement; (c) an agreement to perform the obligations of Licensee under this Agreement, and (d) representations to the effect that assignee complies with subparagraph (ii) above.

ARTICLE XII. DISPUTE RESOLUTION AND ARBITRATION

A.	Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties shall be resolved by final and binding arbitration in Boston, Massachusetts, in accordance with the rules then obtaining applicable to the appointment of a single arbitrator of the American Arbitration Association (“AAA”). All expenses and costs of the arbitrators and the arbitration in connection therewith will be shared equally, except that each party will bear the costs of its prosecution and defense, including without limitation attorneys fees and the production of witnesses and other evidence. Any award rendered in such arbitration shall be final and may be enforced by either party.

B.	Notwithstanding the foregoing, nothing in this Agreement shall be construed to waive any rights or timely performance of any obligations existing under this Agreement, including without limitation Licensee’s obligations to make royalty and other payments, and also, unless CMCC has terminated the License, Licensee’s obligation to continue due diligence and development obligations. Notwithstanding any other provision of this Agreement, Licensee agrees that it shall not withhold or offset such payments, and agrees that Licensee’s sole remedy for alleged breaches by CMCC is pursuant to this Article XII.

C.	Notwithstanding the foregoing, no dispute affecting the rights or property of HHMI shall be subject to the arbitration provisions set forth above.

ARTICLE XIII. TERM AND TERMINATION

A.	The Term of this Agreement shall begin on the Effective Date and terminate on the last to expire of the Patent Rights; provided that Licensee’s obligation to make royalty payments hereunder shall expire on a jurisdiction-by-jurisdiction basis, with respect to each jurisdiction on the expiry of the last to expire Patent Rights in existence within such jurisdiction.

B.

CMCC may terminate this Agreement immediately upon the bankruptcy, insolvency, liquidation, dissolution or cessation of operations of Licensee; or the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee; or any assignment by Licensee for the benefit of creditors; or the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee which is not dismissed within ninety (90) days of the date on which it is filed or commenced; or upon any final judicial or administrative determination that this Agreement violates, or if continued would violate, in a substantial manner, any provision of the Federal Internal Revenue Code, applicable rights of the United States or obligations of CMCC under Title 15 of the United States Code, or other Federal or State laws applicable to CMCC; or in the circumstances providing for immediate termination subject to the prior period of cure described in Article III of this Agreement.

C.	CMCC may terminate this Agreement upon thirty (30) days prior written notice in the event of Licensee’s failure to pay to CMCC royalties, or any other payments under this Agreement and / or past or ongoing patent costs due and payable hereunder in a timely manner, unless Licensee shall make all such payments to CMCC within said thirty (30) day period; provided, however, if Licensee makes any payment which is the subject of a bona fide dispute, and if such dispute is resolved in Licensee’s favor pursuant to Article XII, then CMCC shall credit or refund (if there are no future payments owed by Licensee hereunder against which such credit may be applied) the amount of such disputed payment made by Licensee pending resolution of such dispute. Unless Licensee shall have made such payment, then notwithstanding Article XII of this Agreement, upon the expiration of the thirty (30) day period, if Licensee shall not have made all such payments to CMCC, the rights, privileges and licenses granted hereunder shall terminate without further action by CMCC.

D.	Except as otherwise provided in Paragraphs B and C above, in the event that Licensee shall materially default in the performance of any obligations under this Agreement, and the default has not been remedied to CMCC’s reasonable satisfaction:

1.	within ninety days (90) after the date of notice in writing of such material default for any material default other than that of diligence failure under Article III, CMCC may by written notice to Licensee terminate this Agreement in its entirety, where such termination shall be effective immediately or upon such date as CMCC, in its sole discretion, shall designate in such notice; or

2.

within one hundred eighty days (180) after the date of notice in writing of such material default for any default of diligence failure under Article III, CMCC may by written notice to Licensee terminate the license granted hereunder in the field (e.g.,

In Vivo, Ex Vivo) that is the subject of such default, where such termination shall be effective immediately or upon such date as CMCC, in its sole discretion, shall designate in such notice.

E.	Licensee shall have the right to terminate this Agreement at any time upon six (6) months prior written notice to CMCC, upon payment by Licensee of all amounts due CMCC through the effective date of termination.

F.	Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. The following provisions shall survive the expiration or termination of this Agreement: Articles VII Insurance and Indemnification, IX Compliance with Laws: Export Controls, X Non-Use of Names and XI Assignment.

G.	If Licensee or CMCC terminates this Agreement for any reason prior to the second anniversary from the Effective Date, then the following set forth in this Article XIII.G shall apply. Licensee shall transfer and assign to CMCC ownership of the ZON IND, and Licensee shall provide to CMCC or allow CMCC access to all submissions and communications with each regulatory agency in connection with the ZON IND (such as the FDA or equivalent). If such transfer and assignment is not permitted under the laws of any applicable jurisdiction, Licensee shall take such other reasonable and permitted actions with respect to the ZON IND as may be reasonably requested by CMCC. Licensee shall make available to CMCC, for purposes of its evaluation of the future viability of the technology, a summary of such results together with copies of any government-mandated reports, such as FDA safety reports. Licensee shall also provide to CMCC and Licensee shall grant to CMCC a non-exclusive, perpetual, irrevocable, royalty-free, sub-licensable worldwide license to Licensee’s right, title and interest in and to any and all of the data and results from any such clinical or other testing related to the ZON IND for CMCC’s use for any purpose.

H.

Upon any termination of this Agreement by Licensee or CMCC at any point after the second anniversary from the Effective Date, then the following set forth in this Article XIII.H shall apply. Licensee shall transfer and assign to CMCC ownership of the ZON IND, and Licensee shall provide to CMCC or allow CMCC access to all submissions and communications with each regulatory agency in connection with the ZON IND (such as the FDA or equivalent). If such transfer and assignment is not permitted under the laws of any applicable jurisdiction, Licensee shall take such other reasonable and permitted actions with respect to the ZON IND as may be reasonably requested by CMCC The Parties agree to enter an agreement and negotiate in good faith for a license to Licensee’s right, title and interest in and to (i) all pre-clinical and clinical data (including data relating to manufacture and formulation) generated by or on behalf of the Licensee relating to each and every Licensed Product or Licensed Process that had entered into human clinical trials before the effective date of termination, and (ii) any and all of the data and results from any such clinical or other testing related to the ZON IND, for CMCC’s use for any purpose, such license to be on commercially reasonable terms (including royalties and other payments to Licensee) mutually agreed to by the parties.

ARTICLE XIV. PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

All notices, reports and/or other communications made in accordance with this Agreement shall be sufficiently made or given if delivered by hand, delivered by facsimile (with mechanical confirmation of transmission), or sent by overnight receipted mail, postage prepaid, or by reasonable, customary and reliable commercial overnight carrier in general usage, and addressed as follows:

In the case of CMCC:

Director

Technology and Innovation Development Office

RE: Agr. No. 7545

Children’s Hospital Boston

300 Longwood Avenue

Boston, MA 02115

Payments shall be transmitted by reliable means to the same addressee, payable to Children’s Hospital Boston. Wire transfers for CMCC can be made directly to:

Bank Name:	[***]

ABA#:	[***]

Account name:	[***]

Bank Account Number:	[***]

Attention:	[***]

Reference:	[***]

In the case of Licensee:

Chief Financial Officer

Fate Therapeutics, Inc.

10931 N Torrey Pines Rd, Suite 107

La Jolla, CA 92037

or such other address as either party shall notify the other in writing.

NOTICE SHALL BE EFFECTIVE UPON RECEIPT.

ARTICLE XV. GENERAL PROVISIONS

A.	All rights and remedies hereunder will be cumulative and not alternative. This Agreement shall be construed and governed by the laws of the Commonwealth of Massachusetts, without reference to its choice of law principles, except that questions affecting the construction and effect of any patent right shall be determined by the law of the country in which such patent right arises.

B.	To the best knowledge of CMCC that as of the Effective Date of this Agreement, (i) CMCC and MGH exclusively own the patents and applications included within the Patent

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

Rights; (ii) CMCC has the power and authority to grant the licenses provided for herein to Licensee, and that it has not earlier granted, or assumed any obligation to grant, any rights in the Patent Rights to any third party that would conflict with the rights granted to Licensee herein; and (iii) to CMCC’s knowledge, as of the Effective Date of this Agreement, there is no infringement of the Patent Rights by any third party.

C.	IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE HEREUNDER TO THE OTHER PARTY, ITS AFFILIATES OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR OTHER INDIRECT DAMAGES (INCLUDING LOSS OF PROFITS OR LOSS OF USE DAMAGES) ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

D.	This Agreement may be amended only by written agreement signed by the parties.

E.	It is expressly agreed by the parties hereto that CMCC and Licensee are independent contractors and nothing in this Agreement is intended to create an employer relationship, joint venture, or partnership between the parties. No party has the authority to bind the other.

F.	HHMI and MGH are not parties to this Agreement and have no liability to any Licensee, Affiliates, or Sublicensee, or user of anything covered by this Agreement, but HHMI and MGH are intended third-party beneficiaries of this Agreement and certain of its provisions are for the benefit of HHMI and/or MGH and are enforceable by HHMI and or MGH in its own name.

G.	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all proposals, representations, negotiations, agreements and other communications between the parties, whether written or oral, with respect to the subject matter hereof. Where inconsistent with the terms of any contemporaneous related agreements (such as sponsored research agreements), terms in this Agreement shall control.

H.	If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the provision shall be considered severed from this Agreement and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

I.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

J.	The failure of either party to assert a right to which it is entitled, or to insist upon compliance with any term or condition of this Agreement, shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

K.	Licensee agrees to mark any Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

L.	Each party hereto agrees to execute, acknowledge and deliver such further instruments as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

M.	The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

N.	The signatories below each warrant that he or she is duly authorized to execute this Agreement.

O.	The parties agree that during the course of this Agreement, each may come into possession of confidential and/or proprietary materials or information through intentional or accidental disclosure by the other. The parties agree to preserve the confidentiality of all such information known to be confidential or proprietary, unless the disclosing party consents in writing, or unless the confidentiality of the material is lost through other parties not under obligations to preserve its confidentiality.

[remainder or this page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last written below.

CHILDREN’S MEDICAL CENTER CORPORATION		FATE THERAPEUTICS, INC.

By:	/s/ Erik Halvorsen	By:	/s/ Scott Wolchko

Name:	Erik Halvorsen Ph.D.	Name:	Scott Wolchko

Title:	Director of Technology and Business Development	Title:	Chief Financial Officer

Date:	5/13/09	Date:	13 May 2009

APPENDIX 1

Patent Rights

Patent Family #1:

[***]

Patent Family #2:

[***]

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

APPENDIX 2

Ex Vivo Development Plan

[***]

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

APPENDIX 3

In Vivo Development Plan

[***]

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

APPENDIX 4

Fate Therapeutics, Inc. Capitalization Table

[***]

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission